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                                                                 Exhibit 10.27



                           PRODUCT SUPPLY AGREEMENT



                                by and between



                       AIR PRODUCTS AND CHEMICALS, INC.



                                      AND



                       CLARK REFINING & MARKETING, INC.



                                 1 AUGUST 1999


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                               TABLE OF CONTENTS


1.  FACILITY AND UTILITY ASSETS......................................1

2.  TERM.............................................................3

3.  DELIVERY AND PRODUCT AND UTILITY SPECIFICATIONS..................5

4.  MEASUREMENT......................................................9

5.  QUANTITIES......................................................18

6.  FEED AND FUEL SUPPLY TO THE FACILITY............................22

7.  PRICE...........................................................23

8.  PRICE ADJUSTMENT................................................29

9.  TERMS OF PAYMENT................................................34

10. GOVERNMENT REQUIREMENTS.........................................35

11. TAXES...........................................................39

12. FORCE MAJEURE...................................................41

13. WARRANTY........................................................43

14. LIMITATION OF LIABILITY.........................................43

15. BUYER'S OBLIGATIONS.............................................45

16. TERMINATION.....................................................47

17. ASSIGNMENT......................................................49

18. NOTICE..........................................................50

                                     (i)
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19. INDEMNIFICATION.................................................48

20. CONFIDENTIALITY.................................................51

21. DISPUTE RESOLUTION..............................................52

22. GENERAL PROVISIONS..............................................52

23. REPRESENTATIONS.................................................56

24. DEFINITIONS.....................................................58


                                   EXHIBITS

     EXHIBIT A         TECHNICAL DESCRIPTION
     EXHIBIT B         LEASE AGREEMENT
     EXHIBIT C         PIPELINE EASEMENT
     EXHIBIT C         UTILITIES AND SERVICES TO BE SUPPLIED BY BUYER
     EXHIBIT D         UTILITIES AND SERVICES TO BE SUPPLIED BY BUYER
     EXHIBIT E         DELIVERY POINTS
     EXHIBIT F         FACILITY PERFORMANCE CAPABILITIES
     EXHIBIT G         GAS TURBINE PLANNED MAINTENANCE SCHEDULE
     EXHIBIT H         [INTENTIONALLY BLANK]
     EXHIBIT I         REFINERY FUEL GAS VOLUME ADJUSTMENT
     EXHIBIT J         BASE FACILITY CHARGE PREPAYMENT SCHEDULE
     EXHIBIT K         SITE HYDROGEN BALANCE


                                     (ii)
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                           PRODUCT SUPPLY AGREEMENT


         THIS AGREEMENT, made and entered into as of the 1st day of August 1999 (the "Effective Date") by and between AIR PRODUCTS AND CHEMICALS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Seller"), and CLARK REFINING & MARKETING, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Buyer").


                               WITNESSETH THAT:


         WHEREAS, Buyer has requirements for hydrogen, steam and power (hereinafter called "Products") at its Port Arthur, Texas plant (together with all additions and modifications to such plant, the "Buyer's Plant") and desires to purchase such requirements of Products from Seller; and

         WHEREAS, in order for Seller to furnish such Products to Buyer, it will be necessary for Seller to design, fabricate and install a facility for the manufacture of Products at Buyer's Plant (the "Facility");


         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller such requirements of Products, upon the following terms and conditions:

     1. FACILITY AND UTILITY ASSETS

          1.1 Construction of the Facility. Seller shall design and construct the Facility, which shall be generally as described in Exhibit A. Seller's obligation to design and construct the

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     Facility shall be relieved on a Day for Day (including the obligation to meet the Start-up Date) basis in the event Buyer fails to meet the obligations and milestones set forth in Exhibit D and such failure is the proximate cause of Seller failing to meet its obligations to design and construct the Facility. Upon completion, the Facility shall be capable of producing Products meeting the specifications set forth in Sections 3.2 through 3.4 in the quantities of Products set forth in Article 5, in each case, when supplied with Utilities in accordance with this Agreement. Seller shall construct such Facility on a site (the "Facility Site") to be furnished by Buyer in accordance with the requirements of this Agreement and a lease agreement substantially in the form attached hereto as Exhibit B. The prices set forth herein are predicated on the scope of supply set forth in Exhibit A.

          1.2 Construction of the Utility Assets. Buyer shall design and construct the facilities (the "Utility Assets") required to provide to Seller the utilities described in Exhibit D (the "Utilities"). Upon completion, the Utility Assets shall be capable of producing Utilities meeting the specifications set forth in Exhibit D in producing the quantities of Utilities set forth in Exhibit D.

          1.3 Right to Inspect.Buyer shall have the right upon reasonable written notice to Seller to inspect the on-going construction of the Facility. For these purposes, Buyer shall have reasonable access during normal business hours to the Facility, storage and deposit areas, sources of materials, equipment being assembled, already assembled or in operation, equipment being tested and to any other places or areas occupied by Seller or its subcontractors in connection with the design and construction of the Facility. Such right of access shall be subject to the reasonable


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     confidentiality, safety and security requirements of Seller and the obligations of Buyer to not interfere with Seller's on-going construction of the Facilty.

          1.4 Spare Parts.Seller shall provide and maintain an adequate inventory of spare parts consistent with Prudent Industries Standards. Seller shall ensure that all such spare parts are delivered prior to the Commencement Date. Any spare parts withdrawn from the Facility for start-up shall be replaced by Seller at its own cost.

     2. TERM

          2.1 Supply Period.This Agreement shall be effective as of the Effective Date. The initial supply term of this Agreement shall commence on the date the Facility is installed and "ready for commercial operation" (the "Commencement Date"), and shall continue for 246 consecutive calendar months (the "Initial Term"); provided, that if Buyer begins taking Products after 6 October 2000 but before 6 December 2000, the Initial Term shall be reduced by six (6) Days for each Day after 6 October but before 6 December 2000 that Buyer has begun taking Products. Thereafter, this Agreement shall remain in force from year to year unless terminated in accordance with Article 17. The Initial Term, together with any extensions, shall be referred to as the "Supply Period". Written notice of the Commencement Date shall be furnished to Buyer by Seller. For purposes of this Agreement, "ready for commercial operation" shall mean that Products are available for supply to Buyer from the Facility at substantially the quantities and specifications set forth herein. Notwithstanding anything to the contrary in this Agreement or the Letter Agreement described below, any activities or obligations related to the Facility will be conducted under and in accordance with the Letter Agreement dated 7 July 1998 (as amended) between Seller and Buyer (including the obligation to pay termination payments and cancellation charges) and the Interim Lease until such time as Port Arthur completes financial closing under the Financing Documents, which will occur on or before 15 August 1999. In the event financial


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     closing does not occur as described, the provisions of the Letter
     Agreement shall continue to apply notwithstanding anything in the Letter Agreement to the contrary. Buyer shall provide written notice of financial closing to Seller. Upon such notice to Seller, the terms and conditions in this Agreement shall take effect (other than the last four sentences in this Section 2.1 which take effect now).

          2.2 Start-up Date.

               2.2.1 Seller shall cause the Commencement Date to occur on or before the Start-up Date. If Seller fails to achieve the Commencement Date on or before the Start-up Date, then for each Day of delay due to Seller's acts or omissions, Seller shall pay to Buyer, subject to the Start-up Damages Cap, liquidated damages of Nineteen Thousand Two Hundred Fifty Dollars ($19,250) per Day for each Day of delay.

               2.2.2 Buyer shall be ready and able to take the Products on the Start-up Date and shall not cause a delay in Seller's ability to cause the Commencement Date to occur. If Buyer is unable to take the Products on the Start-up Date due to Buyer's acts or omissions or if Seller fails to achieve the Commencement Date on or before the Start-up Date due to Buyer's or Port Arthur Coker Company's acts or omissions, then for each Day of delay, Buyer shall pay to Seller, subject to the Start-up Damages Cap, a liquidated damage payment of Thirty-eight Thousand Five Hundred Dollars ($38,500) per Day for each Day of delay; provided, however, that in no event shall the aggregate amount of Buyer's payment under this Section 2.2.2 and Port Arthur Coker Company's payment under Section 2.2.2 of the Hydrogen Supply Agreement exceed a liquidated damage payment of (i) Thirty-eight Thousand Five Hundred Dollars ($38,500) per Day for each Day of delay or (ii) One Million One Hundred Fifty-five Thousand Dollars ($1,155,000).


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               2.2.3 Each party shall provide prompt written notice to the other party in the event it determines that it shall not meet its obligations set forth in this Section 2.2. In no event shall a party owe any liquidated damages payments to the other party during the period of time that the other party is also liable for liquidated damage payments under this Section. In the event Buyer has not met its obligations set forth in Section 2.2.2, the Supply Period shall be automatically extended for three (3) Days for each Day of delay by Buyer hereunder. In no event shall the Start-up Damage Cap apply in situations in which either party is not meeting its obligations hereunder due to a discretionary election by such party to not meet such obligations.

     3. DELIVERY AND PRODUCT AND UTILITY SPECIFICATIONS

          3.1 Delivery.Products shall be delivered by Seller to Buyer at the respective Product Delivery Points, as set forth in Exhibit E. Title and risk of loss with respect to Products shall pass from Seller to Buyer at the respective Product Delivery Points.

          3.2 Hydrogen Specification.Hydrogen delivered to Buyer shall conform to the following specifications, provided that the Utilities meet the specifications contained in Exhibit D.

                                                    Volume Basis
                                                    ------------
          H2                                      99.9% (vol) minimum
          CO + CO2                                1 ppm (vol) maximum
          N2 + Ar                                 509 ppmv (maximum)
          CH4                                     0.1 mol% (max)
          O2                                      10 ppmv (max)
          NH3                                     10 ppmv (max)
          S compounds                             0.3 ppmv (max)
          HCN                                     0.3 ppmv (max)
          HCL                                     0.3 ppmv (max)


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                                                    Volume Basis
                                                    ------------
          Hg                                      0.1 ppmv (max)
          MEA                                     0.1 ppmv (max)
          Oil                                     10 ppmv (max)
          Dew Point                               -40(degree)F (max) (@ 1 atm.)

CO and N2 will be continuously monitored. Analysis of Ar, CH4, O2, NH3 and Oil will be performed on batch samples once each quarter, unless additional samples are reasonably requested by Buyer and then as reasonably requested.

     Delivery pressure:

                          Minimum        Normal           Maximum
                          -------        ------           -------
                          850 psig       865 psig         910 psig

     Delivery temperature:

                          Minimum         Normal          Maximum
                          -------         ------          -------
                          56(degree)F     100(degree)F    120(degree)F

          3.3 Power Specification.Power produced and delivered to Buyer by Seller shall conform to the following nominal specifications, provided that the Utilities meet the specifications contained in Exhibit D.

                        Voltage         13.8 kV
                        Frequency       60 Hz
                        Phase           3
                        Power Factor    0.90 Lagging to Unity

          3.4 Export Steam Specification.Steam delivered to Buyer shall conform to the following specifications, provided that the Utilities meet the specifications contained in Exhibit D:

                Delivery pressure       Delivery Temperature
                -----------------       --------------------

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                Minimum: 640 psig       Minimum: 640 (degree) F
                Normal:  665 psig       Normal:  650 (degree) F
                Maximum: 680 psig       Maximum: 750 (degree) F

                Other
                -----

                Ammonia <0.5 ppm
                Methanol <10 ppm

          3.5 Waiver of Products Specification.If any of the Products do not conform to the specifications set forth in this Article 3 for any reason, Seller shall promptly inform Buyer of the details of such nonconformance and the expected duration thereof. Buyer shall either reject the Products as nonconforming or waive the nonconformance, in which case Seller shall continue to produce and deliver Products and such Products shall be deemed to be within specification for all purposes of this Agreement. Buyer's failure to reject Products not meeting specifications will not constitute a waiver of Buyer's right in the future to reject subsequent deliveries of Products not meeting specifications. Should any of the Products be rejected by Buyer, Seller shall promptly effect modifications to bring the Products within specification, including curtailing Products or shutting down the Facility, if necessary; provided that such work shall be conducted in a manner that minimizes outages at the Facility.

          3.6 Delivery of Utilities.Utilities shall be delivered by Buyer to Seller at the respective Utility Delivery Points, as set forth in Exhibit
     E. Title and risk of loss with respect to Utilities shall pass from Buyer to Seller at the respective Utility Delivery Points.

          3.7 Utility Specifications.Utilities delivered to Seller shall conform to the specifications set forth in Exhibit D.


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          3.8 Waiver of Utility Specification.If any of the Utilities do not
     conform to the specifications set forth in this Article 3 for any reason, Buyer shall promptly inform Seller of the details of such nonconformance and the expected duration thereof. Seller shall either reject the Utilities as nonconforming or waive the nonconformance, in which case Buyer shall continue to produce and deliver Utilities and such Utilities shall be deemed to be within specification for all purposes of this Agreement. Seller's failure to reject Utilities not meeting specifications will not constitute a waiver of Seller's right in the future to reject subsequent deliveries of Utilities not meeting specifications. Should any of the Utilities be rejected by Seller, Buyer shall promptly effect modifications to bring the Utilities within specification; provided that such work shall be conducted in a manner that minimized outages at the Utility Assets.

     4. MEASUREMENT

          4.1 Fluid Measurement

               4.1.1 Products to be Measured. For purposes of this Agreement, the products to be measured on a custody transfer basis are hydrogen, steam and refinery fuel gas.

               4.1.2 Measurement Period. Volumes and mass flow will be calculated and reported on a calendar month basis. The billing Day shall be calculated on a 2400-hour basis beginning at 00:00 each calendar Day.

               4.1.3 Unit of Measurement. The unit of volume of hydrogen for all purposes hereunder shall be a standard cubic foot ("SCF"), measured as one (1) cubic foot of gas at a temperature of 60(degree)F and at a pressure of 14.73 psia. Steam shall be measured in thousands of pounds ("Mlbs"). Water shall be measured in thousands of gallons ("Mgal"). Gallon shall mean


                                      8
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          a unit of volume equivalent to 231 cubic inches measured at
          60(degree)F. Feed and refinery fuel gas shall be measured in millions of British Thermal Units ("MMBTU"), higher heating value ("HHV").

               4.1.4 Measurement System. Seller shall design, install, own, operate and maintain at Seller's expense, metering systems that are capable of measuring the quantity of hydrogen, steam and refinery fuel gas to be delivered hereunder and determining compliance with the specifications set forth herein, in accordance with the applicable industry standards referenced in this section. Such meters shall be connected to an electronic gas measurement ("EGM") system ("EGM System") as defined in the American Petroleum Institute's MPMS, Chapter 21, Section 1 - "Electronic Gas Measurement."

               4.1.5 System Design. The measurement systems for the measurement of hydrogen, steam and refinery fuel gas shall be designed in accordance with the current standards prescribed in the most recent version of the American Petroleum Institute's Manual of Petroleum Measurement Standards (MPMS) Chapter 14, Section 3, "Concentric, Square-Edged Orifice Meters" (AGA Report No. 3).

               4.1.6 Types of Meters.

               Metering system components shall be as follows:

               (a) Steam meter (Tag No. FE-50) - Orifice measurement, Daniel's or equivalent meter tube, flow conditioning, digital temperature and pressure transmitters, RTD for temperature sensing.


                                      9
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               (b)  Refinery fuel gas meter (Tag No. FE-1407) - Orifice
                    measurement, Daniel's or equivalent meter tube, digital temperature and pressure transmitters, RTD for temperature sensing, online gas chromatograph and densitometer.

               (c) The above-mentioned meters shall have a commercial EGM flow computer such as Bristol Babbcock, Daniel's, or equivalent. The refinery fuel gas meter run shall include a dual chambered orifice fitting (commonly referred to as a "Senior Fitting") that will allow the retraction of the orifice plate while the line is in service.

               All meters shall operate within a .3 to .7 Beta Ratio range in conjunction with an EGM device. These devices shall utilize transmitters installed in conjunction with an orifice meter run whose taps are in the vertical plan. The distance between the orifice tap and the transmitter shall be minimized.

               4.1.7 Temperature Determination. The temperature of the fluid flowing through each of the meters shall be measured with a temperature device so installed as to provide an accurate measurement of the flowing temperature at the primary device. These temperature devices shall be "Smart" RTD type temperature transmitters, utilizing a 100-ohm platinum sensor. The temperature device shall be capable of determining the temperature to the nearest 0.1(degree)F.

               4.1.8 Pressure Determination. The static and differential pressures generated by the fluid flowing through each of the meters shall be measured with a pressure device so installed as to provide an accurate measurement of the flowing pressure at the primary device. These


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          pressure devices shall be "Smart" type pressure transmitters. The differential pressure measuring device's range shall not exceed 200 inches of water. Dual range differential transmitters may be considered if operating conditions demonstrate a need. The pressure device shall be capable of determining the pressure to the nearest 1-lb/1 square inch.

               4.1.9 Density Determination. The flowing density of the refinery fuel gas stream shall be determined utilizing an on line Gas Densitometer. The flowing density for hydrogen shall be calculated using a modified Benedict-Webb-Rubin (MBWR) equation of state in accordance with National Institute of Standards & Technology (NIST) standards. (Journal of Physical & Chemical Reference Date, Volume 11 supplement No. 1, Titled: "Thermophysical Properties Of Fluids, Argon, Ethylene, Parahydrogen, Nitrogen, Nitrogentrifluoride, & Oxygen").

          The flowing density of steam shall be calculated in accordance with appendix B of the N.B.S. (NIST)/NRC Steam Tables.

               4.1.10 Sampling Systems. The gross heating value and composition of the refinery fuel gas will be determined by an on-line gas chromatograph. All samples shall be analyzed using current Gas Processors Association (GPA 2261) standard, "Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography" or Gas Processors Association (GPA 2286) standard, "Tentative Method of Extended Analysis for Natural Gas and Similar Gaseous Mixtures by Temperature Programmed Gas Chromatography". American Petroleum Institute (API MPMS Ch 14.5) or Gas Processors Association (GPA
          2172) standards, "Calculation of Gross Heating Value, Relative Density and Compressibility Factor for Natural Gas Mixtures


                                      11
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          from Compositional Analysis" shall be used to calculate the gross heating value of the samples. These analytical results shall be applied to the volumes measured during the collection period.

               4.1.11 Meter Bypasses. Meter bypasses shall not be allowed.

               4.1.12 Calculation/Volume Determination. The quantity of hydrogen, steam and refinery fuel gas delivered shall be deemed conclusively to be the quantity indicated by the meters and the EGM System; except when the EGM or meters have ceased to function or are determined to be commercially inaccurate pursuant to Section 4.1.21.

               4.1.13 EGM System. The EGM System shall be capable of calculating all volumes in accordance with the current standards prescribed in the API MPMS Chapter 14, Section 3; and American Gas Association Report No. 3, "Orifice Metering of Natural Gas and Other Hydrocarbon Fluids". The EGM system shall also be capable of calculating the steam based on the NIST steam tables and, in addition, must also be able to calculate the refinery fuel gas on a mass basis with direct input from a densitometer and chromatograph.

               The EGM system shall be capable of establishing an audit trail by compiling and retaining sufficient electronic data and information for the purpose of verifying daily and hourly quantities, and shall comply with the American Petroleum Institute MPMS, Chapter 21. Section 1-Electronic Gas Measurement. Audit trail information shall be preserved for a minimum of three (3) years.

               The measurement data described in the above paragraph and calculated by the EGM device (flow computer) shall be preserved and provided for auditing purposes in a mutually agreeable standard format. Unless mutually agreed otherwise by the parties, standard format shall


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          mean the API Chapter 21, Section 1 compliant electronic format provided by the manufacturer of the device. In addition, the final custody transfer volumes, and a log of the changes made between the amounts calculated by the EGM device and the settlement amounts, shall be available if requested by either party. Unless a currently unresolved exception exists, all volumes shall be considered final after two years.

               4.1.14 Calibrations General. Seller shall calibrate analyzers and flow meter instrumentation monthly, or on a mutually agreeable schedule. Seller shall give Buyer at least two (2) Days prior notice of the dates of the calibrations, or calibrations should occur per a mutually agreeable schedule. Buyer shall be permitted to witness such calibrations. Buyer shall have the right to have a representative present at the time of any installing, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting done in connection with the equipment used in measuring deliveries.

               4.1.15 Calibration of Gas Densitometer. Seller shall calibrate the refinery fuel gas density-measuring device in accordance with the manufacturer's recommendations.

               4.1.16 Calibration of Chromatograph. Chromatograph calibration shall be in accordance with the GPA Standard 2261 "Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography".

               4.1.17 Calibration of EGM Devices. Seller shall calibrate EGM devices used for custody transfer in accordance with API MPMS Chapter 21, Section 1, and part 8.

               4.1.18 Inspection of Orifice Meter Run. During Facility shutdown periods for maintenance and repair, the steam orifice plate shall be removed and inspected to ensure


                                      13
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          compliance with the current API MPMS Chapter 14, Section 3, Part 2,
          Specification and Installation Requirements. The refinery fuel gas orifice shall be removed and inspected on a quarterly basis at minimum.

               4.1.19 Adjustments. An adjustment shall be in order if, upon any test, the metering equipment in aggregate is found to be recording inaccurately by plus or minus two percent (2.0%) or more of the reading at normal flowing conditions. Registration thereof and payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy that is definitely known and/or agreed upon. In the event such period of inaccuracy is not definitely known and/or agreed upon, the adjustment will be made halfway back to the preceding calibration. Adjustments shall not extend prior to one hundred eighty (180) Days from the time the error is determined, unless such error is a result of improper design or installation of the measuring equipment. Under no circumstance shall an adjustment extend beyond two years prior to the date that the error was discovered. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to record accurately. The maximum zero-cutoff value, which may be programmed for the differential transmitter reading, is .25 inches.

               If for any reason the meter is out of service or repair so that the quantity of Product deliveries through such meter cannot be ascertained or computed from the readings thereof, the quantity of Product so delivered during the period when the meter is out of service or repair shall be determined on the basis of the first of the following methods which is feasible, as agreed between the parties hereto.


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               (a)  By using the cumulative volumes from any field "check"
                    measurement source adjusting for historical differences between the field meters and custody meters. The Seller agrees to allow the same provisions for Buyer to witness and audit such measurement that the Seller allows on the custody transfer measurement equipment;

               (b) By correcting the error mathematically if the amount of such error is ascertainable by calibration, test, or calculation;

               (c) By estimating the quantity from the amount of deliveries during, preceding, and/or following periods where the delivery conditions were similar and the meters were recording accurately; or

               (d)  By any other method which is mutually agreeable.

               Any volume or energy revision made by the measurement party following initial closeout shall not be made without a detailed written explanation of the revision and such changes must be mutually agreed upon between the parties. Also, the measurement party shall respond in writing within thirty (30) Days following receipt of any adjustment request, either by making the requested volume adjustment or by stating its reasons for not doing so.

               4.1.20 Inspection of Records. In accordance with
          Seller's obligation under Section 10.3, Seller shall preserve all its original test data, and other records related to the measurements described in this Article 4, for a period of at least three (3) years. Seller shall make such records available, together with calculations therefrom, for inspection, copying or verification by Buyer. All such records shall be the property of Seller.


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               4.1.21 Metering Accuracy Statement. Metering accuracy is
          considered to be plus or minus 2% of reading at normal flowing conditions.

               To the extent that the requirements of this Section 4.1 result in additional costs and expenses beyond that already provided by Seller, Buyer shall compensate Seller for Seller's reasonable additional costs and expenses.

          4.2 Power Measurement.

               4.2.1 Unit of Measurement. The unit of quantity of power for all purposes hereunder shall be a kilowatt hour ("KWH").

               4.2.2 Metering Equipment. Seller shall install, own, operate and maintain at its expense meters which are capable, in accordance with Prudent Industry Standards, of measuring the quantity of power to be delivered hereunder and determining compliance with the specifications set forth herein. Such meters shall be connected to a billing computer, which shall be located within the Facility ("Billing Computer"). The quantity of power delivered shall be deemed conclusively to be the quantity indicated by the meters and the Billing Computer, except when the Billing Computer or meters have ceased to function or are determined to be commercially inaccurate pursuant to Section 4.3, or in the reasonable judgment of Seller, in which case the parties shall negotiate a mutually agreeable means of determining flow and production. For purposes of this Agreement electric power produced and delivered to Buyer will be metered in Seller's high voltage switchgear at 13.8 kV and 4.16 kV as shown in Exhibit E. A single pulse-generated signal from each of the electric power meters will be integrated by the Billing
          Computer. The meters and Billing Computer shall be available for inspection by Buyer


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


          at all reasonable times, but readings, calibrations, and adjustments thereof and changing of charts shall be performed by employees or agents of Seller. Seller shall calibrate power meters annually. Seller shall give Buyer at least five (5) Days prior notice of the dates of the calibrations and shall be permitted to witness such calibrations. The electric power meters and their calibration shall be in accordance with ANSI C12.1-1995.

          4.3 Tests. Buyer shall have the right to challenge the accuracy of any of the meters or the Billing Computer by requesting that any or all the meters and/or the Billing Computer be tested for sufficiency and commercial accuracy. Such tests shall be conducted by a mutually acceptable third party or, if Buyer and Seller cannot agree, by an authorized representative of the manufacturer(s) of the meter(s) or Billing Computer, as the case may be, in the presence of Seller's and Buyer's representatives. Costs of all such tests shall be borne by Buyer, provided, however, that should any test indicate that a meter or the Billing Computer is inaccurate in excess of two percent (2%) of the power delivery rate, then the costs of such test shall be borne by Seller. If any meter or the Billing Computer is found on any test to be inaccurate by more than two percent (2%) of the delivery rate for the period in question, Seller shall (a) at its own cost, promptly correct for such inaccuracy and (b) adjust charges to Buyer in order to correct for such inaccuracy. Charges to Buyer shall be adjusted for the period extending back to the date, if known or agreed upon, that such inaccuracy occurred; provided, however, that if such date is not definitely known or agreed upon, then charges shall be adjusted for a period extending back for a period not exceeding one hundred and eighty (180) Days.

     5. QUANTITIES

          5.1 Hydrogen. During the Supply Period, Seller shall supply and Buyer shall take the quantities of hydrogen set forth in Exhibits A and D related to the Spill Stream Hydrogen.

          5.2 Power. During the Supply Period, Seller shall produce and Buyer shall take and pay for, or pay for if not taken, all power produced by the Facility up to a maximum power delivery rate of 43,600 KW (the "Maximum Quantity of Power") for use in Buyer's Plant. Buyer shall pay for all such power at the price set forth in Section 7.2. For avoidance of doubt, Buyer shall be obligated to take and pay for all power produced by the Facility net of power consumed at the Facility. The parties acknowledge that the power production rate of the Facility will vary depending on current ambient conditions, the condition of the gas turbine generator relative to its major maintenance cycle and the rate of hydrogen production from the Facility. Based on ambient conditions of 65(Degree)F, 72% relative humidity, 14.68 psia, the gas turbine generator shall have an annual levelized gross power output of 37,200 (+/-2%) KW measured at the generator terminals.

          5.3 Steam. During the Supply Period, Seller shall produce and Buyer shall take and pay for, or pay for if tendered, all quantities of steam produced by the Facility up to a maximum rate of 470,000 pounds per hour of steam (the "Maximum Quantity of Steam") for use at Buyer's Plant. In addition, during the Supply Period, if requested by Buyer, and to the extent available, Seller shall produce and Buyer shall take and pay for, or pay for if tendered, all quantities of steam in excess of the Maximum Quantity of Steam but not exceeding five hundred eighteen thousand (518,000) pounds per hour of steam for use at Buyer's Plant. Buyer shall pay for all such steam at the price set forth in Section 7.3. For avoidance of doubt, Buyer shall be obligated to take and pay for all quantities of steam produced by the Facility up to the Maximum Quantity of Steam. Buyer will utilize at least 100 MMBTU/hr of steam provided by Seller in Buyer's Plant in an industrial process. The parties acknowledge that the steam production rate of the Facility will vary depending on current ambient conditions, the condition of the gas turbine generator relative to its maintenance cycle and the rate of hydrogen production from the Facility. Exhibit F sets forth the production levels of steam based on the operating level of the Facility. The parties further acknowledge that steam can only be produced at rates above 320,000 pounds per hour if the gas turbine generator is running, the power produced by the gas turbine generator is equal to or greater than 37,200 KW and hydrogen production from the Facility is equal to 100 MMSCFD. In no event shall Seller operate the Facility for the purpose of producing steam in excess of the quantity that can be produced as a by-product of the production of hydrogen and power, unless requested by Buyer.

          5.4 Hydrogen Requirements. In the event Buyer has requirements for hydrogen in excess of the Internal Hydrogen Production (the "Hydrogen Requirements"), Buyer shall purchase such Hydrogen Requirements from Seller at the prices set forth in Section 7.4; provided hydrogen is available for delivery to Buyer from the Facility (as reasonably determined by Seller). For purposes of this Agreement, "Internal Hydrogen Production" shall mean (i) the 84.8 MMSCFD of hydrogen which may be produced by Buyer or Port Arthur Coker Company from their internal sources at Buyer's Plant or Port Arthur Coker Company's Plant as set forth in Cases 1 through 6 in Exhibit K and (ii) 6 MMSCFD (typical) of hydrogen produced by the pressure swing adsorption unit and compressor owned and operated by Seller within the battery limits of the Facility to recover such 6 MMSCFD of hydrogen from Buyer's hydrotreater spill streams (the "Spill Stream Hydrogen").

          5.5 Power Production Rate. Seller shall operate the Facility to produce and deliver power at reasonably uniform rates consistent with Exhibit A. In the event it becomes necessary for Seller to reduce the Facility power output, Seller will provide reasonable notice to Buyer's authorized representative of such change, except in the event of an emergency. Seller may interrupt deliveries of power hereunder if Seller reasonably believes such delivery will cause an imminent physical threat of danger to life, health or property of any party and if it needs to perform maintenance or construction on its power generating facilities.

          5.6 Steam Production Rate. Seller shall operate the Facility to produce and deliver steam at a continuous rate up to the Maximum Quantity of Steam. In the event it becomes necessary for Seller to reduce the Facility's steam output, to the extent practical, Seller will provide reasonable notice to Buyer's authorized representative of a steam rate change if the change is greater than fifty thousand (50,000) pounds per hour. Buyer shall utilize at Buyer's Plant the steam produced by Seller from the Facility before Buyer utilizes any steam produced by Buyer from its own facilities, excluding waste heat generated steam. Buyer will be required to balance operations within Buyer's Plant in order to utilize the steam produced by the Facility. Any quantities of steam (i) up to but not exceeding the Maximum Quantity of Steam produced for Buyer hereunder but not taken by Buyer for any reason, or (ii) which could have been tendered by Seller but were not tendered due to Port Arthur Coker Company failing to take the Minimum Quantity of Hydrogen shall be deemed to be tendered by Seller to Buyer for purposes of this Agreement.

          5.7 Scheduled Maintenance. The parties shall give each other as much notice as is reasonably possible of scheduled maintenance periods at their respective facilities that will affect the ability of the parties to deliver or use Products, but in no event shall such notice be less than sixty (60) Days. The parties shall use commercially reasonable efforts to coordinate (i) maintenance shutdowns at their respective facilities and (ii) any other maintenance activities at such facilities that will affect the ability of either party to operate its facilities. The parties acknowledge that the Facility will require a scheduled maintenance period (i) no later than twelve (12) months after the Commencement Date, lasting approximately ten (10) Days in aggregate, and (ii) at approximately twenty-four (24) month intervals thereafter lasting approximately ten (10) Days in aggregate for each outage. In addition, the parties acknowledge that the gas turbine generator will undergo maintenance in accordance with the schedule attached hereto as Exhibit G. Seller shall make all reasonable efforts to coordinate scheduled downtime of the gas turbine generator with scheduled downtime of the steam methane reformer.

          5.8 Operations Interface Meetings. The parties shall conduct, on at least a quarterly basis, operations interface meetings to review (i) upcoming events which may impact the parties, (ii) significant safety, operational and quality changes, (iii) expected rate and feedstock changes and (iv) any other parties related to this Agreement.

     6. FEED AND FUEL SUPPLY TO THE FACILITY

          6.1 Refinery Fuel Supply to the Facility. In each month during the Supply Period, Buyer will provide refinery fuel gas to Seller for use at the Facility for the production of hydrogen for Port Arthur Coker Company. Buyer and for Seller's requirements for hydrogen for delivery into the Pipeline Network, in accordance with Section 10.2 of Exhibit D.

               6.1.1 In determining the value of refinery fuel provided to the Facility by Buyer, the actual stream composition and heating value shall be used.

               6.1.2 Refinery fuel provided to the Facility by Buyer shall be valued per MMBTU, HHV where each MMBTU of refinery fuel gas is multiplied by an efficiency factor which shall be calculated in accordance with Exhibit 1, the monthly sum of which hereinafter is referred to as "Rfa". Rfa shall be valued on a monthly basis at the unit price for natural gas for month n.

          6.2 Natural Gas Supply to the Facility. Seller will supply or arrange for the supply of natural gas to satisfy the requirements of the Facility. The price for natural gas, "NG", shall be equal to the weighted average actual unit cost of natural gas in dollars per MMBTU, higher heating value (HHV), delivered to the Facility's inlet flange, including all taxes, rounded off to three decimal places. Upon request, Seller shall provide Buyer with access to any and all information forming the basis for the calculation of Seller's price for natural gas, NG, for the Facility.

     7. PRICE

          7.1 Base Facility Charge. During the Supply Period, Buyer shall pay Seller monthly the following Base Facility Charge ("BFC") regardless of the quantity of hydrogen taken by Buyer hereunder:

                    Spill Stream Hydrogen System  $ 68.348/mo.

          7.2 Power Charges. Buyer shall pay Seller each billing month a capacity charge ("Capacity Charge"), an operations and maintenance charge ("O&M Charge"), a fuel charge ("Fuel Charge"), together known as the "Power Charge" for the supply of power as follows:

                PCn = (CCc + OMn) x ACFn  - FCn x (GKWHn - FALKWHn)
                      ------------------
                               0.95

          Where:

             PCn =  The Power Charge for billing month n.

             CCc =  The monthly Capacity Charge of $321,333.

             OMn =  The monthly O&M Charge as calculated pursuant to Section
                    8.2.1 for billing month n.

            ACFn = The Average Capacity Factor calculated on a rolling average basis for the most recent 36 month period, including the current billing month n, or for the actual number of billing months since the Commencement Date if less than 36 billing months have elapsed since the Commencement Date, in accordance with Section 7.2.1.

             FCn =  The monthly Fuel Charge as calculated pursuant to
                    Section 8.2.2 for billing month n.

           GKWHn = The gross KWH delivered by the Seller at the Generator Terminal during billing month n.

         FALKWHn =  The total KWH consumed by Seller's Facility Auxiliary
                    Load as determined in accordance with Section 7.2.2 during billing month n.

               7.2.1 Average Capacity Factor. The Average Capacity Factor shall be calculated at the end of each billing month as follows:

          ACFn    = ?GKWHn - ?FALKWHn
                    -------------------------------------------------------
                    (Committed Capacity - Facility Auxiliary Load) x ?BMH


         Where:

          ?GKWHn = The cumulative sum of GKWHn, delivered by Seller to Buyer for the most recent 36 billing month period, including the current billing month n, or for the actual number of billing months since the Commencement Date if less than 36 billing months have elapsed since the Commencement Date.

          ?FALKWHn= The cumulative sum of FALKWHn consumed by Seller for the most recent 36 billing month period, including the current billing month n, or for the actual number of billing months since the Commencement Date if less than 36 billing months have elapsed since the Commencement Date.

          ?BMH    = The sum of (l) the total number of hourly periods in the most recent 36 billing months, including the current billing month n or for the actual number of billing months since the Commencement Date if less than 36 billing months have elapsed since the Commencement Date less (2) the number of hourly periods in the above billing months when the Seller was excused from delivering power due to events of Force Majeure or Buyer being unable to receive power from the Seller at the Delivery Point due to maintenance, testing, or forced outages.

     For avoidance of doubt, any partial hourly period is counted as one full hourly period for purposes of this calculation. Notwithstanding the foregoing, the Average Capacity Factor for the first twelve billing months following the Commencement Date shall be deemed to be 95 percent. Beginning with the thirteenth billing month following the Commencement Date and for each billing month thereafter, the actual Average Capacity Factor will be calculated. In the event that the actual Average Capacity Factor calculated for the first twelve (12) billing months is greater or less than ninety-five percent (95%), Seller shall retroactively adjust the Power Charge payments Seller received for the first twelve (12) billing months.

               7.2.2 Monthly Facility Auxiliary Load. The Facility Auxiliary Load shall include all load connected to the Seller's 4.16 KV electrical distribution system except for the electric load associated with (i) the Seller's two hydrogen compressors (CM-250A and CM-250B),
          (ii) the Seller's spill gas compressor (CM-255), and (iii) a fixed allowance of 32 KW per hour for all auxiliary loads required to operate Seller's two hydrogen compressors and spill gas compressor. The electric power metering arrangement to determine the Facility Auxiliary Load KWH is shown in Exhibit E.1. The KWH consumed by the Facility Auxiliary Load each billing month is calculated as follows:

         FALKWHn = TKWHn, (CAKWHn - CBKWHn - SGKWHn, + (32 KW x ABMHn))

     Where:

     FALKWHn  = The total KWH consumed by the Facility Auxiliary Load for billing month n.

     TKWHn    = The total KWH consumed by the Seller's 4.16 KV loads as measured at the Seller's 4.16 KV switchgear as shown in Exhibit E.1 for all hourly periods in billing month n excluding those hourly periods when generator CG-500 is not operating.

     CAKWHn   = The total KWH consumed by Seller's product hydrogen compressor, plant load CM-250A, as shown in Exhibit E.1 for all hourly periods in billing month n excluding those hourly periods when generator CG-500 is not operating.

     CBKWHn   = The total KWH consumed by Seller's product hydrogen compressor, plant load CM-250B, as shown in Exhibit E.l for all hourly periods in billing month n excluding those hourly periods when generator CG-500 is not operating.

     SGKWHn   = The total KWH consumed by Seller's spill gas compressor, plant load CM-255, as shown in Exhibit E.1 for all hourly periods in billing month n excluding those hourly periods when generator CG-500 is not operating.

     ABMHn    = The adjusted number of hourly periods in billing month n excluding those hourly periods when generator CG-500 is not operating.

          Initially, the Facility Auxiliary Load is deemed to be 950 KW.

          7.3 Steam Charge. During the Supply Period, Buyer shall pay Seller monthly a charge of $3.50 for each 1,000 pounds per hour of steam (the "Steam Charge") tendered by Seller to Buyer. At the end of each Contract Year, to the extent that Buyer has paid for steam in excess of a rate of 436,000 pounds per hour averaged over the Contract Year, Seller shall provide to Buyer a credit based on the average natural gas price for the Contract Year. Such credit shall be calculated as follows:

                    Credit = [A - (436,000 x 8,760 x B)] x C

     Where:

          A = Quantity of steam actually invoiced in the Contract Year

          B = The On-Stream Factor for the Contract Year as calculated pursuant to Section 9.1 of the Hydrogen Supply Agreement

          C = $3.50/1,000 pounds, adjusted for the average natural gas price for the Contract Year

     Notwithstanding the foregoing, in calculating "A," "A" shall not include any quantities of steam specifically requested by Buyer to be produced by the Facility in excess of those quantities which the Facility would otherwise produce as a by-product of the production of hydrogen and power. Prior to the Supply Period, during Facility commissioning and start-up, Buyer shall purchase steam produced and delivered by Seller, such steam to be at a charge of $2.50/l,000 pounds. This charge shall be adjusted to reflect the cost of natural gas for the Facility in accordance with the formula in Section 8.3.

          7.4 Credit for Hydrogen Compression. To the extent Seller consumes electric power for compression of hydrogen supplied into the Pipeline Network, Seller shall credit Buyer for such power, whether such power was produced by Seller or, during periods of gas turbine generator shutdown, provided by Buyer to Seller. The credit shall be calculated monthly on the basis of a specific power in KWH/MSCF, for hydrogen compression, in accordance with the following:

         Pipeline hydrogen compression credit = 1.184 KWH/MSCF x MSCFn x CPCn

     Where:

     MSCFn = Quantity of hydrogen in MSCF compressed and supplied into the Pipeline Network for billing month n.

     CPCn = Cost of power in $/KWH for billing month n; if supplied by Seller, to be based on PCn divided by the sum of GKWHn minus FALKWHn, or if supplied by Buyer, Buyer's incremental cost for power for each billing Day.

     7.5 Hydrogen Charge. During the Supply Period, Buyer shall pay Seller monthly a charge of $1.585/MSCF for all Hydrogen delivered by Seller to Buyer (the "Hydrogen Charge").

8. PRICE ADJUSTMENT

     8.1 Base Facility Charge ("BFC"). The Base Facility Charge set forth in
Section 7.1 shall be adjusted each month after the Commencement Date as follows:

          BFCn = BFCo x [0.75 + 0.25 x (0.25 x PPIn/PPIc + 0.75 x Ln/Lc)]

          Where:

          BFCo = $68,348/month
          BFCn = Base Facility Charge for billing month n
          Ln   = Employment Cost Index for billing month n
          Lc   = Employment Cost Index at the Commencement Date
          PPIn = PPI for billing month n
          PPIc = PPI at the Commencement Date

     8.2 Power Charges. The Power Charge set forth in Section 7.1 shall be adjusted as follows.

          8.2.1 The O&M Charge shall be adjusted each month after the Commencement Date and for the duration of the Supply Period in accordance with the following formula:

  OMn = OMo x [0.16 x LIn/LIc + .16 x Pn/Pc + .34 x Ln/Lc + 34 x PPIn/PPIc]]

          Where:

          OMn  = O&M Charge for billing month n
          OMc  = $207.333/mo.
          LIn  = Labor Index for billing month n
          LIc  = Labor Index at the Commencement Date
          Pn   = Parts Index for billing month n
          Pc   = Parts Index for August 1998
          PPIn = PPI for billing month n.
          PPlc = PPI at the Commencement Date
          Ln   = Employment Cost Index for billing month n.
          Lc   = Employment Cost Index at the Commencement Date.

          8.2.2 The Fuel Charge shall be adjusted at the Commencement Date and monthly thereafter based on the average cost of natural gas consumed by the Facility in accordance with the following formula:

          FCn = FCo x (NGn/NGo)

          Where:

          FCn = Fuel Charge for billing month n
          FCo = 50.0074/KWH
          NGn = Average cost of natural gas for the Facility in billing month n NGo = $2.25/MMBTU

     8.3 Steam Charge. The Steam Charge ("SC") set forth in Section 7.3 shall be adjusted monthly as follows:

          SCn = SCo x (NGn/NGo)

          Where:

          SCn = Steam Charge for billing month n
          SCo = $3.50 per one thousand pounds
          NGn = Average cost of natural gas for the Facility in billing month n NGo = $2.25/MMBTU

     8.4 Hydrogen Charge ("HC"). The Hydrogen Charge set forth in Section 7.4 shall be adjusted monthly as follows:

   HCn = HCo x [0.2 + .71 NGn/NGo - 0.09 x (0.8 x Ln/Lc + 0.2 x PPIn/PPIc)]

     Where:

     HCo  = $l,585/MSCF
     HCn  = Hydrogen Charge for billing month n
     NGn = Average cost of natural gas for the Facility in billing month n NGo = $2.25/MMBTU
     Ln   = Employment Cost Index for billing month n
     Lc   = Employment Cost Index at the Commencement Date
     PPIn = PPI for billing month n
     PPIc = PPI at the Commencement Date

     8.5 Indices. For purposes of Sections 8.1 through 8.4, the following indices shall be used:

     L   = Employment Cost Index, Total Compensation, Private Industry
           Workers, Professional Specialty and Technical, not seasonally adjusted.
     PPI = Producer Price Index, Chemical and Manufacturing Industries,
           Machinery Equipment and Parts, Code 35591.
     P   = Producer Price Index, Steel Mill Products, 10-17.
     LI  = Average Weekly Earnings Index, SIC Code 3511 (Turbine).

     8.6 Change of Indices. In the event any of the indices referred to in Sections 8.1 through 8.5 cease to be published as constituted as of the Effective Date hereof, the parties shall mutually agree upon a suitable substitute index as required for purposes of this Article 8. In the event either party believes an index no longer accurately reflects the intent of the parties in choosing such index, such party may notify the other party of such belief and the parties shall negotiate in good faith a substitute index. In no event shall either party have the right to exercise such right more than one
(1) time every five (5) Contract Years. Seller shall use the most recently available value (whether preliminary, estimated or final) for each index at the time Seller prepares each invoice.

     8.7 Estimated Natural Gas Costs. In the event that the average actual cost of natural gas for billing month n is not available at the time of billing, then an estimated cost of natural gas may be used, such estimate to be based upon the best natural gas volume and price information available at the time; provided, however, if estimated costs are used, then an adjustment for actual costs will be made no later than the next billing cycle following the reasonable availability of such actual cost information.

9. PERFORMANCE GUARANTEE

     9.1 Compression Performance. Seller guarantees that the two (2) product hydrogen compressors (CM-250 A.B) which are part of the Facility will not consume power in excess of 4,900 (+/- 3%) KW (measured at motor terminals) to compress 100 MMSCFD of hydrogen (the "Base Power Allowance"). Buyer may request that Seller conduct a performance test every two (2) Contract Years to ensure that the compressors are not utilizing power in excess of the Base Power Allowance. Such performance test shall be conducted by Seller based on the performance test criteria mutually developed and agreed upon by the parties. In the event such performance test proves that the compressors are consuming power in excess of the Base Power Allowance, Seller will make the repairs or corrections to the compressors necessary to cause the compressors to perform in conformance with the Base Power Allowance. The Base Power Allowance is based on a natural gas supply pressure of 525 psig at the Facility's battery limit and in the event such pressure is less than 525 psig, the guarantee set forth above shall be equitably adjusted.

10. TERMS OF PAYMENT

     10.1 Invoicing. During the Supply Period, Seller shall deliver an invoice to Buyer on or before the tenth (10th) Day of each calendar month (i) for Quantities of Products delivered or deemed to be delivered in the preceding calendar month in accordance with Article 5, and (ii) for other sums due hereunder and related to the preceding calendar month (or calendar quarter, if appropriate). Seller may deliver such invoice by mail, facsimile, electronic data interchange or other mutually acceptable means. All payments due Seller hereunder shall be made to Seller by electronic transfer at the location indicated on the invoice, payable within thirty (30) Days from date of invoice. It is agreed that the timely payment by Buyer of all undisputed amounts due and owing to Seller hereunder is an express condition to the continued performance by Seller of its obligations hereunder.

     10.2 Interest Rate for Late Payments. All amounts payable hereunder if not paid when due will accrue interest daily at the annual rate of interest announced from time to time by The Chase Manhattan Bank, N.A. at its offices located in New York, New York as its prime commercial interest rate for U.S. Dollar-denominated loans originated in the United States plus two percent (2%) calculated from the due date of such payment until the date of payment. In the event an amount is subject to a valid dispute, interest will not accrue on such amount if the dispute is resolved in favor of Buyer.

     10.3 Recordkeeping; Access to Books and Records. Seller shall, in accordance with good business practices, keep and maintain such books, records, accounts and other documents which are sufficient to reflect accurately and completely all amounts which form the basis for any invoice submitted hereunder, including, without limitation, records maintained pursuant to

Section 4.1.20 hereof. Buyer shall have the right to inspect and examine, during regular business hours and on not less than ten (10) calendar Days notice to Seller, all records maintained pursuant to this Section.

11. GOVERNMENT REQUIREMENTS

     11.1 Government Requirements. If the facilities producing the Products for delivery to Buyer hereunder must be modified, additional equipment must be installed, or tests, studies or any other action must be undertaken with respect to such facilities or their operations to comply with any anticipated, proposed or final regulation, order, law, decree or other requirement of any governmental authority ("Regulation") which in Seller's reasonable judgment may require such modifications, tests or other action, Seller (or the facility owner) will effectuate such modifications, tests or other action following (i) in the case of a final Regulation, consultation with Buyer concerning the anticipated costs and expenses thereof to confirm that there is not a more cost effective manner to comply with such final Regulation or (ii) in the case of an anticipated or proposed regulation, the consent of Buyer (which consent shall not be unreasonably withheld); provided, however, that Seller shall have given Buyer prompt notice of its knowledge of any proposed Regulation. Notwithstanding the foregoing, in the event Buyer is responsible for any obligation hereunder, Seller agrees (i) to refrain from objecting or in any way opposing an application by Buyer to intervene before any regulatory body or judicial forum in which the approval of such Regulation is at issue, or otherwise fully participate before such body or forum, (ii) that if Buyer is unable to intervene or participate on its own behalf before any regulatory body or judicial forum in which the approval of such Regulation is at issue, upon Buyer's request Seller shall intervene on Buyer's behalf at Buyer's expense, (iii) that Buyer shall have the right to pursue, or participate in, an appeal of any final Regulation before the relevant legislative, judicial or government authority of competent jurisdiction, and (iv) that if Buyer is unable to pursue an appeal of any final Regulation on its own behalf, upon Buyer's request Seller shall pursue an appeal on Buyer's behalf at Buyer's expense, except in each case (i) through (iv), any action which Seller reasonably believes would have a material adverse impact on Seller or its business. The parties agree to cooperate with one another in order to minimize any costs and expenses incurred pursuant to this Section. Buyer's Pro Rata Share of the total costs and expenses of such modifications, tests or other action, including both fixed and variable costs, additional operating costs, applicable overheads, general and administrative expenses, financing charges and a reasonable fee, all in accordance with Seller's normal accounting practices, shall be promptly reimbursed to Seller by Buyer as such costs and expenses are incurred; provided, however, that should the aggregate amount of Buyer's Pro Rata Share of such costs and expenses related to any single Regulation exceeds $250,000, Buyer shall promptly reimburse Seller an amount equal to $250,000 and thereafter Seller and Buyer shall establish a mechanism for reimbursement of the balance of such costs and expenses by Buyer through periodic payments over the remainder of the Supply Period. Buyer shall have the right to audit at its cost and at reasonable business hours all available supporting documentation associated with such modifications prior to payment. Seller shall be responsible for its share of any costs and expenses incurred pursuant to this Section.

     11.2 Contaminants. It is understood and contemplated by the parties that the Facility is designed to use Utilities and air containing only normal contaminants, as more fully described in Exhibit D, and therefore if contaminants in the Utilities or air, or changes in the construction or operation of facilities in or about Buyer's Plant, justify the relocation, repair, modification or removal of any equipment comprising the Facility or the installation of additional equipment, Seller shall notify Buyer, and at Buyer's election, Seller shall either (i) make such relocation, repair, modification, or removal or (ii) install such additional equipment. Buyer shall reimburse Seller for any extra costs incurred and a reasonable fee all in accordance with Seller's normal accounting practices as such costs are incurred; provided, however, that should the aggregate amount of such extra costs exceed $250,000, Buyer shall promptly reimburse Seller an amount equal to $250,000 and thereafter Seller and Buyer shall establish a mechanism for reimbursement of the balance of such costs by Buyer through periodic payments over the remainder of the Supply Period. Buyer shall have the right to audit at its cost and at reasonable business hours all available supporting documentation associated with such reimbursement obligations prior to payment. Seller shall be responsible for its share of any costs and expenses incurred pursuant to this Section.

     11.3 Licensing, Permits and Approvals. Each party shall obtain, in a timely fashion, and maintain in effect, including all renewals and updates thereof, any and all professional licenses, Permits or other government approvals necessary for the performance of its obligations hereunder and any activities related hereto, including, without limitation, air emissions permits from the Texas Natural Resource Conservation Commission and, prior to the date electric energy is first produced and delivered by the Facility hereunder, an order from FERC certifying the Facility as a Qualifying Facility, which order shall have become final and unappealable prior to such date; provided, however, that Seller may self-certify the Facility in accordance with Applicable Law in lieu of obtaining an order from FERC, unless prohibited by FERC.

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

     11.4 Compliance with Law and Prudent Industry Standards. Each party shall perform its obligations hereunder and any activities related hereto in compliance with all Applicable Laws and Permits and in accordance with Prudent Industry Standards and shall not undertake any act or omission which will cause the other party to fail to comply with Applicable Laws and Permits and in accordance with Prudent Industry Standards. Without limiting the generality of the foregoing, neither party shall undertake any act or omission which would cause or be likely to cause it or the other party to be subject to regulation as an "electric utility", "electric corporation", "electrical company", "public utility", "retail electric utility", "retail electric provider", "power generation company" or a "public utility holding company" (as such terms may be revised from time to time) under any Applicable Laws (an "Electric Utility").

12. TAXES

     12.1 Seller shall bear and pay all federal, state, and local taxes based upon or measured by its net income, and all franchise taxes based upon its existence or its general right to transact business. The prices as stated herein do not include any taxes, charges, or fees other than as stated in the prior sentence. If any other taxes, charges or fees, now or hereafter imposed by or under the authority of any federal, state or local law, rule or regulation howsoever denominated and howsoever measured (including, but not limited to, energy taxes, value added taxes, pollution or environmental taxes, taxes on services, real estate taxes, sales and use taxes and ad valorem taxes), are imposed on the Facility, the Facility Site, the inventory, or upon the operation or maintenance of the Facility, or upon or measured by the production, manufacture, storage, sale, transportation, delivery, use or consumption of Products, Buyer's Pro Rata Share of such taxes, charges, or fees shall be paid directly by Buyer, or if paid by Seller shall be invoiced to

Buyer as a separate item and paid by Buyer to Seller. Seller shall be responsible for its share of any taxes, charges or fees pursuant to this Section.

     12.2 Property Taxes and Payment in-lieu-of Tax Agreements. The parties understand and agree that Seller has not independently negotiated or obtained, and does not intend to independently negotiate or obtain, directly with any taxing authority having jurisdiction or potential jurisdiction over the Facility or Facility Site, any property tax relief, property tax abatements or incentives, or agreements-in-lieu-of taxes, that would apply to the Facility, the Facility Site or any of Seller's property to be located at the Facility Site, it being understood by the parties hereto that Buyer has initiated such matters directly and desires to continue such efforts. Buyer represents to Seller that it has secured or is in the process of negotiating and obtaining agreements (by assignment or otherwise) for payments-in-lieu-of taxes or abatement of property taxes ("Property Tax Agreements") with the City of Port Arthur, Jefferson County, the Port Arthur Navigation Agency, Drainage District Number 7, and perhaps other governmental authorities, which allow or will allow Seller (and any assignee of Seller), Seller's Facility, the Facility Site and Seller's (or an assignee's) property at the Facility Site, to be included (by assignment, amendment or otherwise) under the terms of such Property Tax Agreements. Based upon the foregoing, Buyer agrees that with respect to property taxes, ad valorem taxes and any payments due under any Property Tax Agreements that are imposed upon or arise in connection with the construction, ownership, possession, operation or control of the Facility, the Facility Site or Seller's (or an assignee's) property at the Facility Site, Buyer hereby agrees that it shall be responsible for, as between Seller and Buyer, Buyer's Pro Rata Share of property, ad valorem taxes and payments under the Property Tax Agreements, and Buyer agrees to reimburse Seller therefore and indemnify, defend and hold harmless Seller therefrom. Seller agrees to reasonably cooperate with Buyer and Buyer agrees to reasonably cooperate with Seller in obtaining Property Tax Agreements that will include or cover Seller (and any assignee of Seller), the Facility, Facility Site and Seller's (or an assignee's) property at the Facility Site provided that (i) such cooperation shall be at Buyer's expense with respect to third party costs, if any, and (ii) such cooperation shall not have an adverse impact upon Seller (taking into account Buyer's obligations set forth in the preceding sentence). Seller shall cooperate with Buyer to the extent commercially reasonable to hire local contractors who are deemed by Seller to be qualified to provide the services required.

13. FORCE MAJEURE

     13.1 Definition. Neither party hereto shall be considered in default in the performance of its obligations hereunder or be liable in damages for failure or delay in performance which is due to Force Majeure, provided that the excuse of performance shall be of no greater scope and no longer duration than is reasonably required because of the Force Majeure. For purposes of this Agreement, "Force Majeure" shall include any act or event that prevents or delays the performance by either party of its obligations hereunder if and to the extent (i) such act or event is beyond such party's reasonable control and not the result of such party's fault or negligence, (ii) such party has been unable to overcome the consequences of such act or event by the exercise of reasonable commercial efforts, which may include the reasonable expenditure of funds, and (iii) such party has given the other party notice within ten (10) Days of such party's knowledge of the act or event giving rise to such Force Majeure. Subject to the satisfaction of the foregoing conditions, Force Majeure shall include, but not be limited to, the following acts or events, or any similar and equally serious acts or events which prevent or delay the performance by a party of its obligations hereunder: acts of God; acts of the public enemy; acts by Seller, in the case of Buyer, or acts by Buyer or Clark, in the case of Seller; wars; sabotage; insurrections; riots; strikes; boycotts or lockouts (except any such strike, boycott or lockout that involves Seller's or Buyer's employees (as the case may be) and is not national or industry-wide or is not caused by the other party's employees); a determination that such party is subject to regulation as an Electric Utility under Applicable Law (regardless of whether delivery of power is prevented); vandalism; blockages; labor disputes; boycotts; fires; explosions; vapor releases; natural disasters; floods; perils of the sea; lightning; wind; ability to obtain or maintain any easement, rights-of-way, permit or license; actions of a court or public authority (including the denial, revocation or nonrenewal of a permit, certificate or license); accidents or failure of equipment or machinery; or allocation or failure of normal sources of supply of materials, transportation, energy or utilities or other causes of a similar or dissimilar nature. Under no circumstances will inability to pay monies or other economic difficulty on behalf of Buyer or Seller be construed to constitute Force Majeure, frustration or impossibility of performance.

     13.2 Efforts to Remedy. The affected party shall use all reasonable efforts to remedy its inability to perform, except that neither party hereto shall be required to bring to an end any strike or other concerted act of workers.

     13.3 Notice. The party affected by an event described in Section 13.1 shall, promptly upon learning of such event and ascertaining that it has affected or will affect such party's performance hereunder, give notice to the other party, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

     13.4 Payment. Nothing contained in Section 13.1 above shall relieve Buyer of its obligation to pay any charges due hereunder.

14. WARRANTY

     14.1 Conformance to Specification. Seller warrants that Products delivered to Buyer shall conform to the specifications set forth in Sections
3.2 through 3.4, respectively and that at the time of delivery Seller shall have good title and right to transfer the same and that the same shall be delivered free and clear of any lien or other encumbrances.

     14.2 Limitations. THE WARRANTIES SET FORTH IN SECTION 14.1 ARE IN LIEU OF ALL OTHER WARRANTIES BY SELLER, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. LIMITATION OF LIABILITY

     15.1 Determination of the suitability of the Products furnished hereunder for the use contemplated by Buyer is the sole responsibility of Buyer, and Seller shall have no responsibility in connection therewith.

     15.2 Buyer acknowledges that there are hazards associated with the use of the Products, that it understands such hazards, and that it is the responsibility of Buyer to warn and protect its employees and others exposed to such hazards through Buyer's use of the Products. Seller will provide Buyer with copies of Material Safety Data Sheets relating to the Products for Buyer to make such warnings, and Buyer shall hold harmless, indemnify and defend Seller from and against any liability incurred by Seller because such warnings were not made. Buyer assumes all risk and liability for loss, damages or injury to persons or to property of Buyer or others arising out of the presence or use of the Products or from the failure to make such warnings. Seller acknowledges that there are hazards associated with the use of the Utilities, that it understands such hazards, and that it is the responsibility of Seller to warn and protect its employees and others exposed to such hazards through Seller's use of the Utilities. Buyer will provide Seller with copies of Material Safety Data Sheets relating to the Utilities for Seller to make such warnings, and Seller shall hold harmless, indemnify and defend Buyer from and against any liability incurred by Buyer because such warnings were not made. Seller assumes all risk and liability for loss, damages or injury to persons or to property of Seller or others arising out of the presence or use of the Utilities or from the failure to make such warnings.

     15.3 Buyer acknowledges that it can obtain and install devices to sample the Products delivered to determine its compliance with specifications prior to use.

     15.4 SELLER'S SOLE LIABILITY AND BUYER'S SOLE AND EXCLUSIVE REMEDY FOR THE NON-DELIVERY OF PRODUCTS OR FOR THE DELIVERY OF PRODUCTS NOT CONFORMING TO SPECIFICATIONS SHALL BE LIMITED TO THE DIRECT DAMAGES TO THE EQUIPMENT, PLANT AND FACILITIES OWNED BY BUYER; PROVIDED, HOWEVER, THAT SUCH LIABILITY SHALL ONLY BE APPLICABLE TO SUCH DAMAGES THAT ARE INCURRED BY BUYER AND ONLY TO THE EXTENT SUCH DAMAGES ARE PROVEN BY BUYER TO BE CAUSED BY SELLER'S FAILURE TO DELIVER PRODUCTS OR FOR THE DELIVERY OF PRODUCTS

NOT CONFORMING TO SPECIFICATIONS SET FORTH HEREIN AND SUCH OBLIGATION SHALL NOT EXCEED THE PURCHASE PRICE OF THE PRODUCT TO WHICH SUCH CLAIM RELATES. BUYER SHALL USE ALL REASONABLE EFFORTS TO MITIGATE ANY DAMAGES WHICH MAY BE THE RESPONSIBILITY OF SELLER HEREUNDER.

     15.5 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.4, SELLER SHALL NOT BE LIABLE IN CONTRACT OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) FOR ANY OTHER DIRECT DAMAGES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUT EXCEPT IN THE CASE OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, SELLER SHALL NOT BE LIABLE IN CONTRACT OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BY WAY OF ILLUSTRATION AND NOT OF LIMITATION, LOSS OF USE, LOSS OF WORK IN PROCESS, DOWN TIME OR LOSS OF PROFITS, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

     15.6 Claims for non-delivery of Product or delivery of non-specification Product shall be void unless notification is given to Seller's operating personnel promptly upon discovery and confirmed in writing by Buyer within five (5) working Days thereafter.

16. BUYER'S OBLIGATIONS

     16.1 Facility Site. In consideration of the mutual obligations of this Agreement, Buyer shall lease to Seller, pursuant to the Lease Agreement, a suitable site at Buyer's Plant meeting Applicable Laws for the location of the Facility, along with the right of ingress and egress thereto for the installation, operation, maintenance, repair, replacement and removal of such Facility.

     16.2 Site Preparation. Buyer shall provide Product and Utility distribution lines and other services in accordance with Exhibit D. Buyer shall also provide at no cost a suitable lay down area for use by Seller during construction of the Facility.

     16.3 Hydrogen Pipeline Easement and Right of Way. In consideration of the mutual obligations of this Agreement, Buyer shall grant to Seller, for the duration of the Lease Agreement, without cost to Seller, a pipeline right-of-way, in or along Buyer's Plant along a reasonable and mutually agreeable routing to allow Seller to install a hydrogen pipeline to connect the Facility to the Pipeline Network along with the right to ingress and egress to and from the pipeline and easement for the installation, operation, maintenance, repair, replacement and removal. Buyer agrees to execute any documents that may be required under the laws of the State of Texas to effectuate the recordation of these rights-of-way and easements which shall be outlined in Exhibit Contractor.

     16.4 Permits. Buyer agrees to assist Seller as reasonably requested in any activity related to Seller's obligations under Section 11.3.

     16.5 Utilities and Services. Buyer shall provide to Seller the Utilities set forth in Exhibit D. The parties explicitly agree that the obligation to supply the Utilities shall survive and continue after the termination or expiration of this Agreement prior to its stated term for a period equal to two hundred forty-six (246) months from the Commencement Date in the event such termination or expiration is not due to Seller's acts or omissions and for so long as Seller has continuing obligations to supply hydrogen under the Hydrogen Supply Agreement.

17. TERMINATION

     17.1 Termination for Default. This Agreement may be terminated by either party on account of any material default of the other in carrying out the terms hereof; provided, however, that if the party so in default shall, within sixty (60) Days after written notice thereof from the other party, cure such default or prepare a program to effect such cure and thereafter diligently pursue such program to completion within a reasonable period of time, then in either case the right of termination shall be nullified and shall be of no effect; provided further, however, that the curing of any such default shall not affect the right to terminate this Agreement as aforesaid in the event of subsequent material defaults. In addition to the cure rights granted to Buyer in this Section 17.1, Port Arthur Coker Company shall have the right, but not the obligation, to cure any material default by Buyer hereunder within the cure period described in this Section 17.1.

     17.2 Termination Following Initial Term. Either party may terminate this Agreement as of the expiration of the Initial Term or the expiration of any anniversary date thereafter by giving not less than thirty-six (36) months' prior written notice to the other party.

     17.3 Termination for Lack of Requirements. Buyer may terminate this Agreement for lack of requirements for Products following Contract Year 10 if Buyer's management reasonably determines that Buyer's use of Products at Buyer's Plant will permanently cease following such determination and Port Arthur Coker Company concurrently terminates the Hydrogen Supply

Agreement in accordance with Section 17.3 thereof. Such right of termination shall be exercisable at any time following Contract Year 10 by Buyer giving Seller twelve (12) months' prior written notice thereof and paying to Seller on the date such termination becomes effective the applicable Termination Payment set forth in Section 17.3.1. The Termination Payment shall be made by Buyer on the effective date of termination. If the effective date of termination does not occur at the start of a Contract Year, the Termination Payment will be determined by a straight-line interpolation between the Termination Payments for the applicable two (2) Contract Years. In no event shall termination of this Agreement under this Section limit or affect Buyer's obligations under Section 18.1.

          17.3.1 Schedule of Termination Payments.

    Years Remaining in Supply Period                   Termination Payment ($)

                   10                                        54,394,500
                    9                                        50,579,500
                    8                                        46,412,500
                    7                                        41,862,000
                    6                                        36,892,500
                    5                                        31,549,500
                    4                                        25,864,000
                    3                                        19,759,000
                    2                                        13.094,000
                    1                                         7,750,000

     17.4 Certain Events Related to Termination.

          17.4.1 In the event the Hydrogen Supply Agreement between Seller and Port Arthur Coker Company is terminated or expires prior to its stated term, Buyer shall have the right to assume each and every obligation of Port Arthur Coker Company under the Hydrogen Supply Agreement upon twenty
     (20) Days prior written notice to Seller. In the event Buyer does not exercise its rights in this Section 17.4.1, Seller shall have the right to (i) terminate this Agreement if it is not reasonably practical for Seller to continue to operate the Facility or if such continued operations would cause Seller to violate any Applicable Laws or Permits or (ii) increase the price of Products to be paid by Buyer hereunder to fully compensate Seller for any costs or expenses incurred by Seller to continue to operate the Facility to supply Products under this Agreement.

18. ASSIGNMENT

     18.1 Upon notice to Buyer, any or all of the Seller's rights, title and interest under this Agreement (including without limitation any payments by Buyer hereunder) may be assigned by Seller to an affiliate, a joint venture company in which Seller or its affiliate is general partner or in which Seller owns at least fifty percent (50%) of any equity, or to any bank, trust company, insurance company, financial institution or other entity or groups thereof under the terms of financing arrangements. In the event of an assignment in the prior sentence, the assignor shall execute for the benefit of the other party hereunder a guarantee or similar agreement guaranteeing the performance of the obligations hereunder by the assignee. This Agreement shall not otherwise be assignable or transferable by either Buyer or Seller without the prior written consent of the other, which consent will not be unreasonably withheld, and any attempted assignment or transfer without such consent shall be void. All covenants and provisions of this Agreement shall bind and/or inure to the benefit of the respective successors and permitted assigns of the parties. In the event of the sale, lease or transfer of all or any portion of Buyer's Plant which utilizes Products, Buyer will assign its interest in this Agreement to such other entity who will assume all of Buyer's obligations hereunder, subject to the rights contained in this Section 18.1.

19. NOTICE

     19.1 Manner of Giving Notice. Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be considered as having been given when delivered to the U.S. Postal Service, properly addressed and with all postage charges prepaid by registered or certified mail, when delivered to an overnight courier with proof of delivery or when faxed with proof of transmission, with all charges prepaid, to either party at the address designated, or by actual delivery to either party. Unless changed in writing, the addresses of the parties are as follows:

               Air Products and Chemicals, Inc.
               7201 Hamilton Boulevard
               Allentown, PA 18195-1501
               Attention: Corporate Secretary
               FAX No. (610) 481-5765

               Clark Refining & Marketing, Inc.
               8182 Maryland Avenue
               St. Louis, Missouri 63105
               Attention: Legal Department
               FAX No. (314) 854-1455

     19.2 Other Communications. All communications given under this Agreement other than those notices and other writings specifically governed by Section 19.1, shall be given in a manner such that the communication is likely to be received in a timely manner by a responsible representative of the receiving party.

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

     19.3 Change in Addressee. Either party shall have the right at any time to notify the other in writing of a different addressee to whom a particular type of notice or other writing is to be sent under this Article.

20. INDEMNIFICATION

     20.1 BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES SHALL RELEASE
SELLER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES FROM AND SHALL INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES HARMLESS AGAINST ANY COSTS, LOSSES, LIABILITIES, CLAIMS, EXPENSES, DEMANDS, ACTS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND NATURE (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, ARISING FROM OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE INCURRED BY BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES IN CONNECTION WITH ACTIVITIES ARISING FROM OR RELATED TO THIS AGREEMENT, THE HYDROGEN SUPPLY AGREEMENT OR THE LEASE AGREEMENT, REGARDLESS OF WHETHER SUCH INJURY OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES BUT EXCLUDING, HOWEVER, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES OR ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL MATTER FOR WHICH SELLER IS OBLIGATED TO INDEMNIFY BUYER PURSUANT TO THE LEASE AGREEMENT. THIS INDEMNIFICATION SHALL APPLY

NOTWITHSTANDING ANY LIMITATIONS ARISING OUT OF WORKERS' COMPENSATION OR OTHER LIKE STATUTES AND SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

     20.2 SELLER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES SHALL RELEASE BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES FROM AND SHALL INDEMNIFY, DEFEND AND HOLD BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES HARMLESS AGAINST ANY COSTS, LOSSES, CLAIMS, EXPENSES, DEMANDS, ACTS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND NATURE (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, ARISING FROM OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE INCURRED BY SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES IN CONNECTION WITH ACTIVITIES ARISING FROM OR RELATED TO THIS AGREEMENT, THE HYDROGEN SUPPLY AGREEMENT OR THE LEASE AGREEMENT, REGARDLESS OF WHETHER SUCH INJURY OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES BUT EXCLUDING, HOWEVER, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES OR ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL MATTER FOR WHICH BUYER IS OBLIGATED TO INDEMNIFY SELLER PURSUANT TO THE LEASE AGREEMENT. THIS INDEMNIFICATION SHALL APPLY NOTWITHSTANDING ANY LIMITATIONS

ARISING OUT OF WORKERS' COMPENSATION OR OTHER LIKE STATUTES AND SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

     20.3 At all times during the terms of this Agreement, each party shall obtain, at its own individual expense and with deductibles, casualty, public liability, environmental liability, property damage and other types of insurance which are normal and customary in such party's industry protecting such party from liability arising out of operations in relation to this Agreement. Each party shall cause such insurance policies to be endorsed to waive all express or implied rights of subrogation against the other party and its agents, employees and affiliates to effectuate the intent of this Article. Each party shall have the right to self-insure, on a funded or unfunded basis, for all or any part of the coverages required under this Section as it may solely determine, provided (i) such levels of self-insurance are consistent with good industry practice and (ii) it maintains a net worth of at least $50 million ($50,000,000) as demonstrated by independently audited financial statements or other reasonably verifiable means. For purposes of the foregoing net worth calculation, the net worth of Air Products and Chemicals, Inc. shall be used in such calculation as to Seller.

21. CONFIDENTIALITY

     Each party (the "receiving party") shall hold in confidence and not disclose to any third party all technical and business information (the "Confidential Information") disclosed to the receiving party from the other party (the "delivering party") or developed by the delivering party for delivery to the receiving party, except (a) Confidential Information which is in or becomes, without fault of receiving party, part of the public domain;
(b) Confidential Information which
the receiving party can show was received by it from an independent third party that is under no obligation to the delivering party regarding the Confidential Information; (c) Confidential Information which the receiving party can show was already in its possession at the time the Confidential Information was made available to it, directly or indirectly, from the delivering party; (d) Confidential Information required to be disclosed by law or valid legal or regulatory process, following notice by the receiving party to the delivering party of the requirement to disclose and reasonable cooperation with any attempt by the delivering party to maintain the confidentiality of such Confidential Information; or (e) Confidential Information the disclosure of which is consented to by the other party. The foregoing provisions shall continue in force and effect during the term of this Agreement and for a period of five (5) years following any termination or expiration of this Agreement. The parties agree that the terms and conditions set forth in this Agreement shall be considered Confidential Information for purposes of this Section. In the event any Confidential Information is disclosed to a third party (including shareholders, direct and indirect providers of equity capital, representatives, legal counsel, accountants, investment bankers, commercial bankers or other professional consultants), in accordance with the provisions hereof, such third party shall agree in writing to be bound by the provisions hereof and the receiving party and delivering party shall agree to such other terms and conditions, including indemnification protection of the delivering party, as reasonably requested by the delivering party.

22. DISPUTE RESOLUTION

     22.1 Arbitration. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation under the rules and guidelines of the American Arbitration Association. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved forty-five (45) Days after the appointment of a mediator, shall be settled by arbitration by three arbitrators in accordance with the rules and guidelines of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

     22.2 Submission to Jurisdiction. Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby or the enforcement of any arbitral award in connection therewith.

     22.3 Forum Selection. Except for an arbitration proceeding under Section 22.1, any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby, or the enforcement of any arbitral award in connection therewith, may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

     22.4 Appointment of Agent for Service of Process. Each party shall take any and all action as may be necessary to appoint and maintain an agent in the State of New York for service of process so long as this Agreement is in effect. In the event a party does not already maintain such an agent, such party hereto irrevocably appoints CT Corporation, at 1633 Broadway, New York, New York 10019, as its authorized agent in the State of New York upon which process may be served in any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby, and agrees that service of process upon such agent, and written notice of said service to such party by the person serving the same to the address provided in Article 19, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding.

23. GENERAL PROVISIONS

     23.1 Entire Agreement; etc. This Agreement, including all exhibits incorporated herein by reference, constitutes the entire agreement between the parties hereto, supersedes all previous agreements and understandings, whether oral or written, relating to the subject matter hereof, and may not be changed or modified orally.

     23.2 Headings. The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     23.3 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

     23.4 Modification. This Agreement, including the Exhibits hereto, may be amended or modified from time to time only by an instrument in writing signed by both parties, and shall not be modified by any course of performance, course of conduct or usage of trade.

     23.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable under the laws of the State of New York, or any municipality or governmental entity whose substantive laws may apply to this Agreement, or under any rules or regulations promulgated by any governmental authority thereof, the remainder of this Agreement or the application of the provisions hereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. The remedies set forth herein are exclusive of any remedy available by operation of law or equity.

     23.6 Conflicts. In the event of any conflict between this Agreement and any Exhibit or attachment hereto that is not reconcilable, the provisions of this Agreement shall apply.

     23.7 Waiver. No waiver by Buyer or Seller of any default of the other party under this Agreement will operate as a waiver of any subsequent default, whether of a like or different character.

     23.8 Equitable Adjustment. If and to the extent that any court or governmental authority of competent jurisdiction holds any part of provisions of this Agreement to be invalid or unenforceable, the parties will equitably adjust the provisions of this Agreement with a view toward effecting its purposes; such holding will not affect the validity or effectiveness of the other provisions of this Agreement, which will remain in full force and effect.

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     23.9 Exhibits. Each Exhibit referred to in this Agreement is incorporated into this Agreement and made a part hereof by such reference. All obligations of any party under any such Exhibit will be considered as obligations under this Agreement.

     23.10 Preparation. Drafting and negotiations of this Agreement have been participated in by each party hereto, and not by either party to the exclusion of the other and for all purposes this Agreement shall be deemed to have been drafted jointly by the parties.

     23.11 Execution. This instrument may be executed in separate original counterparts but which will constitute one and the same Agreement.

     23.12 Liquidated Damages not a Penalty. The parties acknowledge and agree that in each instance where liquidated damages are provided for as the remedy of the non-defaulting party in this Agreement, such party's actual damages are difficult to measure, such liquidated damages are reasonable compensation to the non-defaulting party for its damages and such liquidated damages are not a penalty. Nothing set forth in this Agreement shall limit or affect either party's right to assert an action for price or payment for Utilities or Products described hereunder.

     23.13 Cooperation for Financing. Each party agrees to cooperate with the other party in its efforts to obtain financing by executing any consents or similar agreements or providing information reasonably necessary by such party to obtaining financings, subject to compliance with Article 21 hereof. Such cooperation would include, to the extent necessary, a party's assignment to such lenders of this Agreement and accommodation of lender's reasonable requests regarding performance of any obligations hereunder.

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     23.14 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either party hereto a partner, joint venturer, agent or legal representative of the other party or to create any fiduciary relationship between or among the parties. This Agreement is intended solely for the benefit of Seller and Buyer and their respective affiliates and is not intended to confer any benefits upon, or create any rights in favor of, any other entity or person, except that any assignee of either party shall have the rights and obligations and be bound by the terms and conditions set forth herein upon assignment in accordance with Article 18 hereof.

     23.15 Interpretation of Certain Terms. In this Agreement, the singular shall include the plural and the masculine shall include the feminine and neuter, as the context requires, and "include," "includes" and "including" shall mean include [includes] [including], without limitation.

24. REPRESENTATIONS

     24.1 Representations by Buyer. Buyer represents and warrants to Seller as of the Effective Date that:

          24.1.1 Buyer is a corporation duly formed and validly existing under the laws of the State of Delaware; Buyer has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and Buyer is duly qualified to do business in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

          24.1.2 The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action and does not and will not: (i) require any further consent or approval of the management or Board of Directors of Buyer; (ii) contravene Buyer's

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     certificate of incorporation, by-laws or other organizational or governing documents of Buyer; (iii) violate any provision of any Applicable Law presently in effect having applicability to Buyer; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any indenture or loan or credit agreement or any other agreement, lease or instrument to which Buyer is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned by Buyer, except, in each case, for such matters for which non-compliance with the foregoing would not have a material adverse effect on Buyer.

          24.1.3 This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     24.2 Representation by Seller. Seller represents and warrants to Buyer as of the Effective Date that:

          24.2.1 Seller is a corporation duly formed and validly existing under the laws of the State of Delaware; Seller has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and Seller is duly qualified to do business in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

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

          24.2.2 The execution, delivery and performance by Seller of the Agreement has been duly authorized by all necessary corporate action and does not and will not: (i) require any further consent or approval of the management or the Board or Directors of Seller; (ii) contravene Seller's certificate of incorporation, by-laws or other organizational or governing documents of Seller; (iii) violate any provision of any Applicable Law presently in effect having applicability to Seller; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned by Seller, except, in each case, for such matters for which non-compliance with the foregoing would not have a material adverse effect on Seller.

          24.2.3 This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, moratorium, insolvency, or other similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

25. DEFINiTIONS

     Except as otherwise herein provided, the following words and/or terms as used hereunder shall have the following meaning:

     25.1 "Agreement" means this agreement dated the first date set forth herein between Seller and Buyer, as may be amended from time to time.

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     25.2 "Applicable Law" means all laws, treaties, ordinances, judgments, decrees, injunctions, writs, orders and stipulations of any court, arbitrator or governmental agency or authority and statutes, rules, regulations, orders and interpretations thereof of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body applicable from time to time to either parties' facilities, or the operation or maintenance, or the performance of any obligations by either party under this Agreement or any other agreement entered into in connection herewith.

     25.3 "Average Capacity Factor" shall have the meaning given such term in
Section 7.2.1.

     25.4 "Base Power Allowance" shall have the meaning given such term in
Section 9.1.

     25.5 "Billing Computer" shall have the meaning given such term in Section 4.2.2.

     25.6 "Buyer" shall have the meaning given such term in the introductory paragraph of this Agreement.

     25.7 "Buyer's Plant" shall have the meaning given such term in the first WHEREAS clause.

     25.8 "Buyer's Pro Rata Share" shall mean one hundred percent (100%) of any charge, expense, cost, fee or tax that is calculable or measurable, directly or indirectly, by the Products sold to Buyer, and in any other case, 8l.13% of such charge, expense, cost, fee or tax in the event Port Arthur Coker Company does not pay such charge, expense, cost, fee or tax.

     25.9 "Capacity Charge" shall have the meaning given such term in Section
7.1.

     25.10 "Commencement Date" shall have the meaning given such term in
Section 2.1.

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     25.11 "Committed Capacity" shall mean the annual levelized KW capacity of
37,200 KW made available at the Generator Terminal from the Commencement Date through the remaining Supply Period of this Agreement which the Seller has agreed to make available to Buyer at the Generator Terminal at the Average Capacity Factor.

     25.12 "Confidential Information" shall have the meaning given such term in Article 21.

     25.13 "Contract Year" means the period commencing on the Commencement Date and ending twelve (12) months thereafter and each twelve (12) month period thereafter.

     25.14 "Day" means a twenty-four (24) hour period commencing at midnight (12:00 am) local time on one day and ending at the same time on the following day and such day shall bear the date of the day on which it commences.

     25.15 "Delivery Point" shall have the meaning given to such term in
Section 3.1.

     25.16 "Delivering party" shall have the meaning given such term in
Article 21.

     25.17 "Effective Date" is defined as set forth in the introductory paragraph of this Agreement.

     25.18 "Facility" shall have the meaning given in the second WHEREAS clause.

     25.19 "Facility Auxiliary Load" shall have the meaning given such term in
Section 7.2.2.

     25.20 "Facility Site" shall have the meaning given such term in Section
1.1.

     25.21 "Financing Documents" means all documents entered into by Port Arthur evidencing or securing the financing of Port Arthur's Plant dated on or about 15 August 1999.

     25.22 "Force Majeure" shall have the meaning given such term in Section
13.1.

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     25.23 "Fuel Charge" shall have the meaning given such term in Section 7.1.

     25.24 "Generator Terminal" shall mean the Seller's KW and KWH metering point located in Seller's 13.8 kV switchgear for Seller's gas turbine generator where the gross output of the gas turbine generator unit is measured.

     25.25 "HHV" shall have the meaning given such term in Section 4.2.1.

     25.26 "Hydrogen Charge" shall have the meaning given such term in Section 7.4.

     25.27 "Hydrogen Requirements" shall have the meaning given such term in
Section 5.4.

     25.28 "Hydrogen Supply Agreement" shall mean that certain Hydrogen Supply Agreement between Seller and Port Arthur Coker Company dated the date hereof, as it may be amended from time to time.

     25.29 "Initial Term" shall have the meaning given such term in Section
2.1.

     25.30 "Internal Hydrogen Production" shall have the meaning given such term in Section 5.4.

     25.31 "KW" means one (1) kilowatt of electric capacity.

     25.32 "KWH" shall have the meaning given such term in Section 4.2.1.

     25.33 "Lease Agreement" shall have the meaning given such term in Section 1.1.

     25.34 "Mgal" shall have the meaning given such term in Section 4.2.1.

     25.35 "Mlbs" shall have the meaning given such term in Section 4.2.1.

     25.36 "MMBTU" shall have the meaning given such term in Section 4.2.1.

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     25.37 "Maintenance Hours" shall mean those hours each Contract Year designated by the Seller when the Facility is closed for inspection, testing, repair and/or maintenance; provided, however, that the Seller can declare no more than 438 Maintenance Hours in a normal Contract Year and no more than 600 Maintenance Hours in a Contract Year when the Seller has scheduled a 48,000 Hour Inspection in accordance with Exhibit G.

     25.38 "Maximum Quantity of Power" shall have the meaning given such term in Section 5.1.

     25.39 "Maximum Quantity of Steam" shall have the meaning given such term in Section 5.3.

     25.40 "MSCF" means one thousand SCF.

     25.41 "MMSCFD" means one million SCF per Day.

     25.42 "NG" shall have the meaning given such term in Section 6.2.

     25.43 "O&M Charge" shall have the meaning given such term in Section 7.1.

     25.44 "Permits" means any waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over either party's facility, or the performance of either party of any obligation under this Agreement or any other agreement in connection herewith.

     25.45 "Pipeline Network" means the pipeline system connected to the Facility and constructed, owned or operated by Seller or its affiliates, which is used to transport hydrogen in Texas.

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     25.46 "Port Arthur Coker Company" shall mean the Port Arthur Coker
Company, L.P., a Delaware limited partnership.

     25.47 "Port Arthur Coker Company Plant" shall mean the facilities and equipment owned and operated by Port Arthur Coker Company in Port Arthur, Texas.

     25.48 "Power Charge" shall have the meaning given such term in Section
7.1.

     25.49 "Product Delivery Points" shall mean those points where Products are delivered from Seller to Buyer hereunder, as shown on Exhibit D.

     25.50 "Products" shall have the meaning given in the first WHEREAS clause.

     25.51 "Property Tax Agreements" shall have the meaning given such term in
Section 12.2.

     25.52 "Prudent Industry Standards" means those practices, methods, equipment specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in facilities in the United States of a type and size similar to the facility in question.

     25.53 "Psig" means pounds per square inch gauge.

     25.54 "Qualifying Facility" means a cogeneration facility meeting the operational, efficiency, ownership and other requirements to be a "qualifying cogeneration facility" as defined in the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and in Part 292 of the rules and regulations of the Federal Energy Regulatory Commission ("FERC") under PURPA.

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     25.55 "receiving party" shall have the meaning given such term in Article
21.

     25.56 "Regulation" shall have the meaning given such term in Section
11.1.

     25.57 "Rfa" shall have the meaning given such term in Exhibit I.

     25.58 "SCF" shall have the meaning given such term in Section 4.2.1.

     25.59 "SCFD" means an instantaneous rate of flow of a gas which would be equivalent to one SCF of that gas if continued for twenty-four (24) hour period.

     25.60 "Seller" shall have the meaning given such term in the introductory paragraph of this Agreement.

     25.61 "Spill Stream Hydrogen" shall have the meaning given such term in
Section 5.4.

     25.62 "Start-up Damages Cap" shall mean an aggregate amount equal to One Million One Hundred Fifty-five Thousand Dollars ($1,l55,000).

     25.63 "Start-up Date" shall mean 6 December 2000.

     25.64 "Steam Charge" shall have the meaning given such term in Section 7.

     25.65 "Supply Period" shall have the meaning given such term in Section
2.1.

     25.66 "Utilities" shall have the meaning given such term in Section 1.2.

     25.67 "Utility Assets" shall have the meaning given such term in Section
1.2.

     25.68 "Utility Delivery Points" shall mean those points where Utilities are delivered from Seller to Buyer hereunder, as shown on Exhibit D.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

CLARK REFINING & MARKETING, INC.            AIR PRODUCTS AND CHEMICALS, INC.


By:  /s/ Maura Clark                        By:  /s/ John E. McGlade
     ---------------------------------           ------------------------------
Title:   EVP and CFO                        Title:   Vice President
        ------------------------------              ---------------------------


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